Exhibit 99

Best Buy Announces Increased Capital Return to Shareholders
Two-Year $3 Billion Share Repurchase Plan
21% Increase in Quarterly Dividend to $0.34 per Share

MINNEAPOLIS, March 1, 2017 -- Best Buy Co., Inc. (NYSE: BBY) today announced that its Board of Directors approved a plan to return excess capital to shareholders as follows:

•	A new $3 billion share repurchase plan expected to be completed over the next two years; and

•	A 21% increase in the regular quarterly dividend to $0.34 per share, effective immediately.

This updated capital return plan is consistent with the company’s long-term capital allocation strategy to first fund operations and investments in growth, including potential acquisitions, and then to return excess free cash flow over time to shareholders through dividends and share repurchases, while maintaining investment grade credit metrics. The company is targeting a non-GAAP dividend payout ratio1 between 35% and 45%.

Hubert Joly, Best Buy chairman and CEO, commented, “Today we are pleased to announce our fiscal 2018 return of capital plan which includes a 21% increase in the regular quarterly dividend to $0.34 per share and a share repurchase plan that accelerates from $1 billion over two years to $3 billion over two years. This is in addition to the nearly $2.7 billion in cash we returned to shareholders in fiscal 2016 and 2017 combined. The increase in the dividend and acceleration of our share repurchase program are aligned with our long-term capital allocation strategy and display continued confidence in our ongoing business performance and future cash-flow generation.”

In order to execute the two-year $3 billion share repurchase plan, the board of directors approved a new $5 billion share repurchase authorization for the company’s common stock, superseding the existing authorization dated June 2011 which had $2.2 billion in purchases remaining.

The regular quarterly dividend will be payable on April 12, 2017 to shareholders of record as of the close of business on March 22, 2017. The company had 311,278,169 shares of common stock issued and outstanding as of January 28, 2017. The regular quarterly dividend and share repurchases will be funded through existing cash and cash equivalents on the balance sheet and future cash flow generation. The share repurchases will be executed in the open market or through privately negotiated transactions at times and amounts determined by the company based on its evaluation of market conditions and other factors and may be suspended, discontinued or resumed at any time.

(Editor’s Note: Best Buy Co., Inc. this morning also issued a separate press release announcing its fourth quarter and full year fiscal 2017 financial results.)

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 23, 2016. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

(1) The company defines its non-GAAP dividend payout ratio as annual dividends divided by annual non-GAAP Net Earnings from Continuing Operations. Reconciliations of its non-GAAP earnings measures to its GAAP equivalents are provided in its quarterly releases and in its Forms 10-K and 10-Q. A reconciliation of the projected non-GAAP dividend payout ratio, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; asset impairments, gains and losses; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business, the early retirement of an asset or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com